Exhibit 10.10

Members' Agreement of the Members of Tonkin Springs
LLC as Amended by and between Tonkin Springs
Venture Limited Partnership and U.S. Environmental
Corporation dated October 18, 2001.

         MEMBERS' AGREEMENT AS AMENDED
      of the Members of TONKIN SPRINGS LLC
      A Delaware Limited Liability Company

                 TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CROSS-REFERENCES
1.1	Definitions.
1.2	Cross References.

ARTICLE II REPRESENTATIONS AND WARRANTIES;TITLE TO
ASSETS; INDEMNITIES
2.1	Representations and Warranties.
2.2	Indemnification.

ARTICLE III INTERESTS OF MEMBERS
3.1 Continuing Liabilities Upon Adjustments of
Ownership Interests.
3.2	Continuing Obligations and Environmental
Liabilities.
3.3	Grant of Lien and Security Interest.
3.4	Subordination of Interests.

ARTICLE IV RELATIONSHIP OF THE MEMBERS
4.1	Transfer or Termination of Rights.
4.2	Abandonment and Surrender of Properties.
4.3	Implied Covenants.
4.4	No Third Party Beneficiary Rights.

ARTICLE V ACQUISITIONS WITHIN AREA OF INTEREST
5.1 General.
5.2 Notice to Non-Acquiring Member.
5.3 Option Exercised.
5.4	Option Not Exercised.
5.5	Non-Compete Covenants.
5.6	Campbell-Simpson Lease.

ARTICLE VI GOVERNING  LAW
6.1	Governing Law.

ARTICLE VII GENERAL PROVISIONS
7.1	Notices.
7.2 	Gender.
7.3 	Currency.
7.4	Headings.
7.5	Waiver.
7.6	Modification.
7.7	Force Majeure.
7.8	Rule Against Perpetuities.
7.9	Further Assurances.
7.10	Entire Agreement; Successors and Assigns.
7.11	Counterparts.

  This Amended Members' Agreement (the Agreement) is made effective as of October 18, 2001 (Effective
Date) between TONKIN SPRINGS VENTURE LIMITED
PARTNERSHIP, a Nevada limited partnership (TSVLP), the address of which is 2201 Kipling Street, Suite
100, Lakewood, Colorado 80215-1545, and U.S.
ENVIRONMENTAL CORPORATION, a Colorado corporation
(USEC), the address of which is 2201 Kipling
Street, Suite 100, Lakewood, Colorado 80215-1545.

                   RECITALS

A.  Tonkin Springs Holding Inc., a Colorado
corporation (TSHI) and TSVLP were parties to the Members' Agreement of Tonkin Springs LLC, dated
February 26, 1999 (the 1999 Agreement). Pursuant to the 1999 Agreement, TSHI withdrew from the TSLLC effective October 18, 2001 and the equity interest of TSHI in TSLLC was thereby transferred to TSVLP as provided under Section 2.3 of the 1999
Agreement.

B. Immediately prior to the withdrawal of TSHI from TSLLC, TSVLP sold and transferred to USEC a 1/2 of 1 percent equity interest in TSLLC. After such transfer and the withdrawal of TSHI, TSVLP shall own 99.5 percent equity interest in TSLLC and USEC shall own 0.5 percent equity interest in TSLLC. TSVLP and USEC are affiliates of each other.

C. TSVLP and USEC amended the Operating Agreement of Tonkin Springs LLC effective as of October 18,
2001 (the LLC Agreement as Amended.)

D. TSVLP and USEC desire to continue TSLLC and to thereby participate in the exploration, evaluation and, if justified, the development and mining of mineral resources within the Properties or any other properties acquired pursuant to the terms of this Agreement.

E. TSVLP and USEC wish to continue to operate the limited liability company under the Delaware
Limited Liability Company Act, 6 Del. C.18-101 et.
seq. (the Act) to own and operate the Properties and Assets. The name of the limited liability company shall continue to be Tonkin Springs LLC
(the Company) and its affairs shall be governed by that certain Operating Agreement as Amended of Tonkin Springs LLC of even date herewith. TSVLP and USEC desire to enter into this Agreement to provide, amongst themselves, for their respective contributions to the Company and for certain other matters, all as set forth herein.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, TSVLP and USEC agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

I.1 Definitions. The terms defined herein shall have the defined meaning wherever used in this Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings given thereto in the LLC Agreement as Amended.

I.2 Cross References. References to exhibits are to Exhibits of the LLC Agreement as Amended.
References to Articles, Sections and Subsections refer to Articles, Sections and Subsections of this Agreement unless indicated otherwise. References to Paragraphs and Subparagraphs refer to paragraphs and subparagraphs of the referenced Exhibits.

              ARTICLE II
       REPRESENTATIONS AND WARRANTIES;
         TITLE TO ASSETS; INDEMNITIES

II.1  Representations and Warranties.

(a)  Capacity of the Members. As of the Effective
Date, each Member warrants and represents to the other that:

(1) it is a corporation or limited partnership, as the case may be, duly organized and in good standing in its state of incorporation or partnership organization and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

(2) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and all corporate, partnership and other actions and consents required to authorize it to enter into and perform this Agreement have been properly taken or obtained;

(3) it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(4) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

II.2	  Limitation of Liability. The Members shall
not be required to make any contribution to the capital of the Company except as otherwise provided in this Agreement, nor shall the Members in their capacity as Members or Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise. The foregoing shall not limit any obligation of a Member to (i) indemnify the other
Member as expressly provided by this Agreement,
(ii) restore a deficit Capital Account as required by Section 4.2 (b) of Exhibit C of the LLC
Agreement as Amended or (iii) satisfy liabilities arising under Article IV or Section 5.2 of this Agreement. Any obligation herein to contribute capital to the Company may be compromised by written agreement of the Members, including by agreements providing for payments by an obligated
Member directly to the other Member.

II.5	  Indemnification.

(a) Each Member shall indemnify the other Member, and its Affiliates and their respective directors, officers, employees, agents and attorneys,
(collectively Indemnified Party) from and against all direct and indirect costs, expenses, damages, obligations, claims, demands, actions or liabilities, including reasonable attorneys' fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Member (Indemnifying Party) of any representation, warranty or covenant contained in this Agreement or the LLC Agreement as Amended, including without limitation:

(i)  any action taken for or obligation or
responsibility assumed on behalf of the Company or another Member by a Member or any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 5.1 of the LLC
Agreement as Amended;

(ii) failure of a Member or its Affiliates to comply with the non-compete or Area of Interest provisions of Article V hereof;

(iii) any Transfer that causes termination of the tax partnership established by Section 5.2 of the LLC Agreement as Amended, against which the transferring Member shall indemnify the non-transferring Member as provided in Subsection
7.2(e) of the LLC Agreement as Amended and Article
V of Exhibit C; and

(iv) failure of a Member or its Affiliates to comply with the preemptive right under Section 7.3 of the LLC Agreement as Amended and Exhibit H of the LLC Agreement as Amended.

(b) If any claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Party. The Indemnifying
Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty
(30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party's expense and with counsel of the Indemnified Party's choice) the defense, compromise or settlement of the matter, including, at the Indemnifying Party's expense, employment of counsel of the Indemnifying Party's choice. Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which have arisen out of the indemnified claim or demand.

               ARTICLE III
          INTERESTS OF MEMBERS

III.1  Continuing Liabilities Upon Adjustments of
Ownership Interests. As between the Members, any reduction or elimination of either Member's
Ownership Interest under the LLC Agreement as
Amended or pursuant to a withdrawal or resignation of a Member from the Company, this Agreement or the LLC Agreement as Amended shall not relieve such Member of its share of any arising out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section and as between the Members, such Member's share of such liability shall be equal to its Ownership Interest at the time the act or omission giving rise to the liability occurred.
Should the cumulative cost of satisfying Continuing
Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental
Compliance Fund as described in Paragraph 3.14 of Exhibit B of the LLC Agreement as Amended, each of the Members shall, as between the Members, be liable for its proportionate share (i.e., Ownership
Interest at the time that the act or omission giving rise to such liability occurred) of the cost of satisfying such Continuing Obligations, notwithstanding that either Member has previously resigned from the Company or that its Ownership
Interest has been reduced or eliminated pursuant to the LLC Agreement as Amended.

III.2  Continuing Obligations and Environmental
Liabilities. On dissolution of the Company under
Section 14.1 of the LLC Agreement as Amended, each
Member shall, as between the Members, remain liable for its respective share of liabilities to third parties (whether such arises before or after such dissolution), including Environmental Liabilities and Continuing Obligations. In the event of the resignation of a Member pursuant to Section 14.2 of the LLC Agreement as Amended, the resigning
Member's share of such liabilities shall be equal to its Ownership Interest at the time such liability was incurred (or, as to liabilities arising prior to the Effective Date, its initial
Ownership Interest).

III.3  Grant of Lien and Security Interest.

(a) Subject to Section 3.4 hereof, each Member grants to the other Member a lien upon and a security interest in its Ownership Interest, including all of its right, title and interest in the Company and the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

(b) The Liens and security interests granted by Subsection 3.3(a) hereof shall secure every obligation or liability of the Member granting such lien or security interest to the other Member created under this Agreement or the LLC Agreement as Amended. Each Member hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Member its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

III.4  Subordination of Interests. Each Member
shall, from time to time, take all necessary actions, including execution of appropriate instruments and agreements, to pledge and subordinate its Ownership Interest, any Liens it may hold which are created under this Agreement and any other right or interest it holds with respect to Tonkin Springs LLC and the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

              ARTICLE IV
       RELATIONSHIP OF THE MEMBERS

IV.1  Transfer or Termination of Rights. Neither
Member shall Transfer all or any part of its rights or obligations under this Agreement, except in conjunction with a transfer or termination of the Member's Ownership Interest permitted by the LLC
Agreement as Amended. Any such permitted assignment shall be subject to the consent requirements of
Section 7.2 of the LLC Agreement as Amended.

IV.2  Abandonment and Surrender of Properties. The
Member that desires to have the Company abandon or surrender all or part of the Properties pursuant to
Section 12.2 of the LLC Agreement as Amended shall remain liable to the other Member for its share
(determined by its Ownership Interest as of the date of such abandonment) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental
Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities conducted subsequent to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

IV.3  Implied Covenants. There are no implied
covenants contained in this Agreement other than those of good faith and fair dealing.

IV.4  No Third Party Beneficiary Rights. This
Agreement shall be construed to benefit the Members and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party, expressly including the Company, or in any governmental organization or agency, except to the extent required to permit indemnification of a non-Member
Indemnified Party pursuant to Subsection 2.5(a) hereof.

                ARTICLE V
    ACQUISITIONS WITHIN AREA OF INTEREST

V.1 General. Any interest or right to acquire any interest in real property or mineral or water rights within the Area of Interest acquired during the term of this Agreement by or on behalf of either Member (Acquiring Member) or any Affiliate of such Member shall, in accordance with and subject to the provisions in this Article V, be subject to the terms and provisions of this Agreement and the LLC Agreement as Amended. TSVLP and USEC and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of either Member to comply with this Article shall be a breach by such Member of this Agreement.

V.2  Notice to Non-Acquiring Member. Within thirty
(30) days after the acquisition of any interest or the right to acquire any interest in real property or mineral or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Member shall notify the other Member of such acquisition by it or its Affiliate; provided that if the acquisition of any interest or right to acquire any interest pertains to real property or water or mineral rights partially within the Area of Interest, then all such real property or water or mineral rights (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article. The
Acquiring Member's notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals and water rights covered thereby, the cost thereof, and the reasons why the Acquiring Member believes that the acquisition of the interest is in the best interests of the Members under this Agreement. In addition to such notice, the Acquiring Member shall make any and all information concerning the relevant interest available for inspection by the other Member.

V.3 Option Exercised. Within thirty (30) days after receiving the Acquiring Member's notice, the other Member may notify the Acquiring Member of its election to have the Company acquire the acquired interest. Promptly upon such notice, the Acquiring
Member shall convey or cause its Affiliate to convey to the Company, by special warranty deed, all of the Acquiring Member's (or its Affiliate's) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Member (or its Affiliate) other than those to which both Members have agreed.
Immediately upon such notice, the acquired interest shall become a part of the Properties for all purposes of this Agreement and the LLC Agreement as Amended. The Company shall promptly pay to the Acquiring Member the latter's actual out-of-pocket acquisition costs.

V.4 Option Not Exercised. If the other Member does not give such notice within the thirty (30) day period set forth in Section 5.3 hereof, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement or the LLC Agreement as Amended.

V.5 Non-Compete Covenants. Neither a Member that resigns pursuant to Section 14.2 of the LLC
Agreement as Amended, nor any Affiliate of such a Member, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twelve (12) months after the effective date of resignation. If a resigning
Member, or the Affiliate of a resigning Member, breaches this Section, such Member shall be obligated to offer to convey to the non-resigning
Member, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-resigning Member, if the acquiring party is the resigning Member's Affiliate). Such offer shall be made in writing and can be accepted by the non-resigning Member at any time within forty five(45) days after the offer is received by such non-resigning Member. Failure of a Member's Affiliate to comply with this Section shall be a breach by such Member of this Agreement.

V.6 Campbell-Simpson Lease. Notwithstanding any provision of this Agreement or the LLC Agreement as Amended to the contrary, the Manager shall have the full right and authority, but not the obligation, to enter into such amendments of the Campbell-
Simpson Lease as the Manager deems appropriate, in its sole discretion, including without limitation for the purposes of adding claims to those leased thereunder, and to convey or quitclaim claims owned by the Company to the lessors under the Campbell-
Simpson Lease in connection therewith, as the Manager deems appropriate in its sole discretion.

                ARTICLE VI
              GOVERNING LAW

VI.1 Governing Law. Except for matters of title to the Assets Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

               ARTICLE VII
           GENERAL PROVISIONS

VII.1 Notices. All notices, payments and other required or permitted communications (Notices) to either Member shall be in writing, and shall be addressed respectively as follows:

If to TSVLP:	Tonkin Springs Venture Limited
  Partnership
  2201 Kipling Street, Suite 100
  Lakewood, Colorado 80215-1545
  Attention:  President, U.S. Gold Corporation
  Telephone:  (303) 238-1438
  Facsimile:  (303) 238-1724

If to USEC:  U.S. Environmental Corporation
  2201 Kipling Street, Suite 100
  Lakewood, Colorado 80215-1545
  Attention:  President, U.S. Environmental
  Corporation
  Telephone:  (303) 238-1438
  Facsimile:  (303) 238-14724

All Notices shall be given (a) by personal delivery to the Member; (b) by electronic communication, capable of producing a printed transmission and confirmation, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication.
Either Member may change its address by Notice to the other Member.

VII.2  Gender.  The singular shall include the
plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

VII.3 Currency. All references to dollars or $ herein shall mean lawful currency of the United
States of America.

VII.4  Headings.  The subject headings of the
Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. References to hereunder are, unless otherwise stated, references to this entire
Agreement.

VII.5 Waiver. The failure of either Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Member's right thereafter to enforce any provision or exercise any right.

VII.6 Modification. No modification or amendment of this Agreement shall be valid unless made in writing and duly executed by both Members.

VII.7 Force Majeure. The obligations of a Member arising under this Agreement or under the LLC
Agreement as Amended shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes
(however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization;
curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct
Operations (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents;
breakdown of equipment, machinery or facilities;
actions by native rights groups, environmental groups, or other similar special interest groups;
or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both
Members to advance funds pursuant to this Agreement or the LLC Agreement as Amended shall be reduced to levels consistent with then current Operations.

VII.8 Rule Against Perpetuities. The Members do not intend that there shall be any violation of the rule against perpetuities, the rule against unreasonable restraints on the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties or Assets, in an Ownership Interest, or the Company, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules.
If, however, any such violation should
inadvertently occur, the Members hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

VII.9 Further Assurances. Each of the Members shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purposes of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

VII.10  Entire Agreement; Successors and Assigns.
This Agreement contains the entire understanding of the Members and supersedes all prior agreements and understandings between the Members relating to the subject matter hereof; provided that nothing in this Section 7.10 modifies or affects the LLC
Agreement as Amended and the Members' obligations thereunder. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

VII.11  Counterparts.  This Agreement may be
executed in any number of counterparts, and it shall not be necessary that the signatures of both
Members be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP
By:  Tonkin Springs Gold Mining Company, as its
General Partner
By:/s/William W. Reid, President

BY:  U.S. ENVIRONMENTAL CORPORATION
By:/s/David C. Reid, President

Exhibit 10.12

Operating Agreement of the Members
of Tonkin Springs LLC as Amended by and between Tonkin Springs Venture Limited Partnership and U.S.
Environmental Corporation dated October 18, 2001.

        OPERATING AGREEMENT OF
          TONKIN SPRINGS LLC
   A Delaware Limited Liability Company
   As Amended Effective October 18, 2001

          TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CROSS-REFERENCES
1.1  Definitions
1.2  Cross References

ARTICLE I NAME, PURPOSES AND TERM
2.1  Formation
2.2  Name
2.3	Purposes
2.4	Limitation
2.5  Term
2.6  Registered Agent; Offices
2.7  Record Title

ARTICLE III INTERESTS OF MEMBERS
3.1  Amended Ownership Interests
3.2  Changes in Ownership Interests
3.3	Documentation of Adjustments to Ownership
Interests

ARTICLE IV ADJUSTMENTS OF MEMBERS' INTERESTS AND
RELATED LIABILITIES; TREATMENT OF CASHFLOW AND
CERTAIN PAYMENTS
4.1  Evidence of Changes in Ownership Interests
4.2  Distributions

ARTICLE V  RELATIONSHIP OF THE MEMBERS
5.1  Limitation on Authority of Members
5.2  Federal Tax Elections and Allocations
5.3  State Income Tax
5.4	Tax Returns
5.5	Other Business Opportunities
5.6  Waiver of Rights to Partition or Other
Division of Assets
5.7  Bankruptcy of a Member
5.8  Implied Covenants
5.9  No Certificate
5.10 Limitation of Liability
5.11 Indemnities
5.12 No Third Party Beneficiary Rights

ARTICLE VI REPRESENTATIONS AND WARRANTIES
6.1  Capacity of the Members

ARTICLE VII TRANSFER OF INTEREST; PREEMPTIVE RIGHT
7.1  General
7.2  Limitations on Free Transferability
7.3  Preemptive Right

ARTICLE VIII MANAGEMENT COMMITTEE
8.1  Organization and Composition
8.2  Decisions
8.3  Meetings
8.4  Action Without Meeting
8.5  Matters Requiring Approval

ARTICLE IX MANAGER
9.1  Appointment
9.2  Powers and Duties of Manager
9.3  Standard of Care; Indemnification
9.4  Resignation; Deemed Offer to Resign
9.5  Payments To Manager
9.6  Transactions With Affiliates
9.7  Activities During Deadlock

ARTICLE X PROGRAMS AND BUDGETS
10.1  Operations Pursuant to Programs and Budgets
10.2  Presentation of Programs and Budgets
10.3  Review and Adoption of Proposed Programs and
Budgets
10.4  Emergency or Unexpected Expenditures
10.58 Amendments to Programs and Budgets

ARTICLE XI ACCOUNTS AND SETTLEMENTS
11.1 Monthly Statements
11.2 Cash Calls
11.3 Failure to Meet Cash Calls
11.4 Audits

ARTICLE XII PROPERTIES
12.1 Royalties, Production Taxes and Other
Payments Based on Production
12.2 Abandonment and Surrender
12.3 Reaquisitions.
12.4 Disposition of Products by Manager.

ARTICLE XIII	CONFIDENTIALITY, OWNERSHIP, USE
AND DISCLOSURE OF INFORMATION
13.1 Business Information
13.2 Disclosure Required By Law
13.3 Public Announcements
13.4 Duration of Confidentiality.

ARTICLE XIV  RESIGNATION AND DISSOLUTION
14.1 Events of Dissolution
14.2 Resignation
14.3 Disposition of Assets on Dissolution
14.4 Filing of Certificate of Cancellation
14.5 Right to Data After Dissolution
14.6 Continuing Authority

ARTICLE XV  GOVERNING LAW
15.1 Governing Law

ARTICLE XVI GENERAL PROVISIONS
16.1 Notices
16.2 Gender
16.3 Currency
16.4 Headings
16.5 Waiver
16.6 Modification
16.7 Force Majeure
16.8 Rule Against Perpetuities
16.9 Further Assurances
16.10 Entire Agreement; Successors and Assigns
16.11 Counterparts

      OPERATING AGREEMENT OF
       TONKIN SPRINGS LLC
 A Delaware Limited Liability Company

  This Amended Operating Agreement of Tonkin
Springs LLC (this Agreement) is made effective as of October 18, 2001, (the Effective Date) between
TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP, a
Nevada limited partnership (TSVLP), the address of which is 2201 Kipling Street, Suite 100, Lakewood,
Colorado 80215-1545, and U.S. ENVIRONMENTAAL
CORPORATION (USEC), the address of which is 2201
Kipling Street, Suite 100, Lakewood, Colorado
80215-1545.

RECITALS

A.  Tonkin Springs Holding Inc., a Colorado
corporation (TSHI) and TSVLP were parties to the Operating Agreement of Tonkin Springs LLC, dated
February 26, 1999 (the 1999 Agreement). Pursuant to the 1999 Agreement, TSHI withdrew from the TSLLC effective October 18, 2001 and the equity interest of TSHI in TSLLC was thereby transferred to TSVLP as provided under Section 2.3 of the 1999
Agreement.

B. Immediately prior to the withdrawal of TSHI from TSLLC, TSVLP sold and transferred to USEC a 1/2 of 1 percent equity interest in TSLLC. After such transfer and the withdrawal of TSHI, TSVLP shall own 99.5 percent equity interest in TSLLC and USEC shall own 0.5 percent equity interest in TSLLC. TSVLP and USEC are affiliates of each other.

C.  TSVLP and USEC have amended the Members'
Agreement of Tonkin Springs LLC effective as of October 18, 2001 (Members' Agreement as Amended.)

D. TSVLP and USEC desire to continue TSLLC and to thereby participate in the exploration, evaluation and, if justified, the development and mining of mineral resources within the Properties or any other properties acquired pursuant to the terms of this Agreement.

E. TSVLP and USEC wish to continue to operate the limited liability company under the Delaware
Limited Liability Company Act, 6 Del.C. 18-101 et seq. (the Act) to own and operate the Properties and Assets in accordance with the terms set forth in this Agreement. Such company (the Company) shall continue under the named Tonkin Springs LLC.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, TSVLP and USEC agree as follows:

              ARTICLE I
     DEFINITIONS AND CROSS-REFERENCES

1.1 Definitions. The terms defined in Exhibit D and elsewhere herein shall have the defined meaning wherever used in this Agreement, including in Exhibits.

1.2  Cross References.  References to Exhibits,
Articles, Sections and Subsections refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to Paragraphs and Subparagraphs refer to paragraphs and subparagraphs of the referenced Exhibits.

             ARTICLE II
       NAME, PURPOSES AND TERM

2.1  Formation.  The Company has been duly
organized pursuant to the Act and the provisions of this Agreement as a Delaware limited liability company by the filing of its Certificate of Formation and Certificate of Amendment (as defined in the Act) in the Office of the Secretary of the State of Delaware.

2.2 Name. The name of the Company is and shall continue to be Tonkin Springs LLC and such other name or names complying with the Act as the Manager shall determine. The Manager shall accomplish any filings or registrations required by jurisdictions in which the Company conducts its Business.

2.3 Purposes. The Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which each of the Members accomplishes such purposes:

(a) to conduct Exploration within the Area of Interest,

(b) to acquire additional real property and other interests within the Area of Interest,

(c)	to evaluate the possible Development and
Mining of the Properties, and, if justified, to engage in Development and Mining

(d)	to engage in marketing Products, and

(e)	to perform any other activity necessary,
appropriate, or incidental to any of the foregoing, including but not limited to permitting, reclamation, closure and other environmental compliance activities.

2.4 Limitation. Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in Section
2.3, and nothing in this Agreement shall be construed to enlarge such purposes.

2.5 Term. The term of the Company shall begin on the Effective Date and shall continue for twenty
(20) years from the Effective Date and for so long thereafter as the Manger is continuing to maintain the Properties or Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, and any required Environmental Compliance is completed and accepted, unless the Company is earlier terminated as herein provided. For purposes hereof, Products shall be deemed to be produced from the Properties on a continuous basis so long as production in commercial quantities is not halted for more than 24 months.

2.6  Registered Agent; Offices.  The name of the
Company's registered agent in the State of Delaware is The Corporation Trust Company or such other person as the Manager may select in compliance with the Act from time to time. The registered office of the Company in the State of Delaware shall be located at c/o The Corporation Trust Company, 1209
Orange Street, Wilmington, DE 19801 or at any other place within the State of Delaware which the Manager shall select. The principal office of the Company shall be at any other location which the Manager shall select.

2.7 Record Title. Title to the Assets shall be held by the Company.

              ARTICLE III
         INTERESTS OF MEMBERS

3.1 Amended Ownership Interests. The Members shall have the following amended Ownership
Interests:

TSVLP-ninety nine and one half percent (99.5%)
USEC	-one half of one (0.5%)

3.2  Changes in Ownership Interests.  The Ownership
Interests shall be adjusted as follows:

  (a) As provided in the Members' Agreement as Amended Agreement;

  (b) Upon Transfer by either Member of part or all of its Ownership Interest in accordance with
Article VII; or

  (c) Upon acquisition by either Member of part or all of the Ownership Interest of the other Member, however arising.

3.3  Documentation of Adjustments to Ownership
Interests. Each Member's Ownership Interest and related Capital Account balance shall be shown in the accounting records of the Company, as maintained by the Manager, and any adjustments thereto, including adjustments made under Article
IV, shall be made monthly and shall be preceded by a notice to both Members with a written explanation of the basis such adjustments.

                ARTICLE IV
    ADJUSTMENTS OF MEMBERS' INTERESTS AND
         TREATMENT OF CASHFLOW.

4.1  Evidence of Changes in Ownership Interests.
An adjustment to an Ownership Interest as provided in Section III shall not be evidenced by the execution, issuance or recording of certificates or other instruments, but each Member's Ownership
Interest shall be shown in the books of the Company, as maintained by the Manager. Each Member shall be provided with appropriately detailed information regarding the basis and method of each such adjustments.

4.2  Distributions.

  (a)  Provided that no Member's initial Ownership
Interest has been adjusted pursuant to Section III, ninety nine and one half percent (99.5) of one hundred percent (100%) of positive Cash Flow shall be distributed to TSLLC and the remaining one half of one percent (0.5%) of one hundred percent (100%) of positive Cash Flow shall be distributed to USEC.

                  ARTICLE V
        RELATIONSHIP OF THE MEMBERS

5.1 Limitation on Authority of Members. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.
This Section 5.1 supersedes any authority granted to the Members pursuant to the Act. Any Member that takes any action or binds the Company in violation of this Section 5.1 shall be solely responsible for any loss or expense incurred by the Company, the other Member or the Manager as a result of the unauthorized action and shall indemnify and hold harmless the Company, the other
Member and the Manager with respect to all such losses and expenses.

5.2 Federal Tax Elections and Allocations. The
Company shall be treated as a partnership for federal income tax purposes, and no Member shall take any action to alter such treatment. Tax elections and allocations shall be made as set forth in Exhibit C.

5.3 State Income Tax. To the extent permissible under applicable law, the relationship of the Members shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

5.4 Tax Returns. After approval of the Management
Committee, any tax returns or other required tax forms shall be filed in accordance with Exhibit C.

5.5 Other Business Opportunities. Each Member shall have the right to engage in and receive full benefits from any independent business activities or operations outside of the Area of Interest, whether or not competitive with the Company, without consulting with, or obligation to, the other Member or the Company. The doctrines of corporate opportunity or business opportunity shall not be applied to the Business nor to any other activity or operation of any Member outside the Area of Interest. Except as otherwise provided in
Section 6.5 of the Members' Agreement as Amended, no Member shall have any obligation to the Company or any other Member with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company.
Unless otherwise agreed in writing, neither the Manager nor any Member shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by the Manager or such Member.

5.6 Waiver of Rights to Partition or Other Division of Assets. The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

5.7 Bankruptcy of a Member. A Member shall cease to have any power as a Member or Manager or any voting rights or rights of approval hereunder upon bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of such Member, and its successor upon the occurrence of any such event shall have only the rights, powers and privileges of a transferee enumerated in Section 7.2, and shall be liable for all obligations of the Member under this Agreement. In no event, however, shall a personal representative or successor become a substitute Member unless the requirements of
Section 7.2 are satisfied.

5.8 Implied Covenants. There are no implied covenants (including without limitation any implied covenants relating to the conduct of Exploration, Development, Mining or other activities upon or with respect to the Properties) contained in this Agreement other than those of good faith and fair dealing.

5.9 No Certificate. The Company shall not issue certificates representing Ownership Interests in the Company.

5.10 Limitation of Liability. The Members shall not be required to make any contribution to the capital of the Company except as otherwise provided in this Agreement, nor shall the Members in their capacity as Members or Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise, except as expressly provided by this Agreement.

5.11 Indemnities. The Company may, and shall have the power to, indemnify and hold harmless any Member, the Manager or any other person from and against any and all claims and demands whatsoever arising from or related to the Business, the Company, the Assets, Operations or a Member's membership in the Company.

5.12 No Third Party Beneficiary Rights. This
Agreement shall be construed to benefit the Members and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency.

                ARTICLE VI
       REPRESENTATIONS AND WARRANTIES

6.1 Capacity of the Members. As of the Effective
Date, each Member warrants and represents to the other that:

  (a) it is a corporation or limited partnership, as the case may be, duly organized and in good standing in its state of incorporation or partnership organization and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

  (b)  it has the capacity to enter into and
perform this Agreement and all transactions contemplated herein and all corporate, partnership and other actions and consents required to authorize it to enter into and perform this Agreement have been properly taken or obtained;

  (c) it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

  (d) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

              ARTICLE VII
   TRANSFER OF INTEREST; PREEMPTIVE RIGHT

7.1 General. A Member shall have the right to Transfer to a third party, its Ownership Interest, or any beneficial interest therein (including without limitation any right or interest created pursuant to this Agreement or the Members'
Agreement), solely as provided in this Article VII.

7.2 Limitations on Free Transferability. In addition to being subject to preemptive rights as described in Section 7.4 and Exhibit H, any Transfer by either Member under Section 7.1 shall be subject to the following limitations:

  (a) No Member shall Transfer any legal or beneficial right, title or interest (i) in or to the Company, the Properties or the Assets, or (ii) arising under this Agreement or the Members'
Agreement as Amended (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Ownership Interest in the Company and the relinquishment of its entire
Ownership Interest;

  (b) Neither Member, without the consent of the other Member, shall make a Transfer that violates any Law, or results in the cancellation of any permits, licenses, or other similar authorization;

  (c) No Transfer permitted by this Article shall relieve the transferring Member of any liability of such transferring Member under this Agreement or under the Members' Agreement as Amended, whether accruing before or after such Transfer;

  (e) Any Member that makes a Transfer that shall cause termination of the tax partnership established by Section 5.2 shall indemnify the other Member for, from and against any and all loss, cost, expense, damage, liability or claim therefore arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the indemnified Member;

  (f) In the event of a Transfer of less than all of an Ownership Interest, the transferring Member and its transferee shall act and be treated as one
Member under this Agreement; provided however, that in order for such Transfer to be effective, the transferring Member and its transferee must first:

  (i) agree, as between themselves, that one of them is authorized to act as the sole agent (Agent) on their behalf with respect to all matters pertaining to this Agreement, the Members'
Agreement as Amended and the Company; and

 (ii) provide written notice to the other Member, the Manager and the Company of the designation of the Agent, and in such notice warrant and represent to the other Member, the Manager and the Company that:

  (A) the Agent has the sole authority to act on behalf of, and to bind, the transferring Member and its transferee with respect to all matters pertaining to this Agreement, the Members'
Agreement as Amended and the Company;

  (B) the other Member, the Manager and the Company may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Member and its transferee; and

  (C) all decisions of, notices and other
communications from, and failures to respond by, the other Member, the Manager or the Company to the Agent shall be deemed to have been given (or not given) to the transferring Member and its transferee.

The transferring Member and its transferee may change the Agent (but such replacement must be one of them) by giving written notice to the other
Member, the Manager and the Company, which notice must conform to Subsection 7.2(f)(ii).

7.3 Preemptive Right. Any Transfer by either Member under Section 7.1 and any Transfer by an Affiliate in Control of either Member shall be subject to a preemptive right of the other Member to the extent provided in Exhibit H. Failure of a Member's
Affiliate to comply with this Section and Exhibit H shall be a breach by such Member of this Agreement.

                ARTICLE VIII
           MANAGEMENT COMMITTEE

8.1 Organization and Composition. The Members hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. Except in the case of an emergency as provided for in
Section 10.8, all Programs, Budgets, Project
Financings and other significant matters concerning the Operations will be subject to the supervision of the Management Committee. The Management
Committee shall consist of one (1) member appointed by TSVLP and one (1) member appointed by USEC.
Each Member may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member.
Appointments shall be made or changed by notice to the other Member and to the Manager.

8.2 Decisions. Each Member, acting through its appointed members shall have one vote on the Management Committee. Unless otherwise provided in this Agreement, the vote of the Member with an Ownership Interest over fifty percent (50%) shall determine all decisions of the Management Committee

8.3 Meetings. The Management Committee shall hold regular meetings at least quarterly in Lakewood, Colorado, or at other mutually agreed places. The
Manager shall give 30 days' written notice to the Members of such regular meetings. Additionally, either Member may call a special meeting upon 30 days' notice to the Manager and the other Member.
In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if one or more members is present who represent Ownership Interests greater than fifty percent (50%) of all Ownership Interests. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Member calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Members. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Members within 30 days after the meeting. The minutes, when signed by all Members, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Members. If personnel employed in Operations are required to attend a Management
Committee meeting, reasonable costs incurred in connection with such attendance shall be a Company cost. All other costs shall be paid for by the Members individually.

8.4 Action Without Meeting. In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Members.

8.5 Matters Requiring Approval. Except as otherwise delegated to the Manager in Section 9.2, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

                ARTICLE IX
                  MANAGER

9.1 Appointment. TSVLP shall have the right to appoint the initial Manager and hereby appoints itself as Manager with overall management responsibility for Operations. TSVLP shall serve until it resigns as provided in Section 9.4.

9.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted
Programs and Budgets:

  (a) The Manager shall manage, direct and control
Operations.

  (b) The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted
Programs, and shall promptly advise the Management
Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

  (c) The Manager shall:

  (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances;

  (ii) contract for services such as contract services for the Exploration, Development or Mining of the Properties,

  (iii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and

  (iv) keep the Assets free and clear of all Liens and Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's Liens which shall be released or discharged in a diligent matter, or Liens and Encumbrances specifically approved by the
Management Committee or created pursuant to the operation of this Agreement or the Members'
Agreement as Amended.

  (d) The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager.

  (e) The Manager shall:

  (i) make or arrange for all payments required by leases, licenses, permits, authorities, contracts and other agreements related to the Assets;

  (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Member's sales revenue or net income.
If authorized by the Management Committee, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and

  (iii) shall do all other acts reasonably necessary to maintain the Assets.

(f)  The Manager shall:

  (i) apply for all necessary permits, licenses and approvals;

  (ii) comply with applicable federal, state and local laws and regulations;

  (iii) notify promptly the Management Committee of any allegations of substantial violation thereof;

  (iv) prepare and file all reports or notices required for Operations; and

  (v) arrange for bonds and reclamation for both pre-existing and new conditions and disturbances of the Properties, at the Company's cost;

The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties.

(g) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of
Operations. The non-managing Member shall have the right to participate, at its own expense, in such litigation or administrative proceedings.

(h) The Manager shall provide insurance for the benefit of the Company and the Members as reasonably determined by the Manager.

  (i) The Manager may dispose of Assets, whether through abandonment, surrender or Transfer, subject to the limitation set forth in Section 12.2.

(j) The Manager shall have the right to carry out its responsibilities hereunder through agents,
Affiliates or independent contractors.

(k) The Manager shall perform or cause to be performed during the term of this Agreement all assessment and other work required by law in order to maintain the unpatented mining claims included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is in accordance with the adopted Program and Budget.
The Manager shall timely pay all fees and record with the appropriate county and file with the appropriate United States agency, affidavits or other documents required by law to maintain all such claims or sites.

(l) If authorized by the Management Committee, the Manager may:

  (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site,

  (ii) locate any fractions resulting from such amendment or relocation,

  (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites,

  (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby,

  (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby,

  (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and

  (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted.

(m) The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry. The Manager shall respond in a timely manner to all requests from Members for information necessary to meet filing deadlines imposed by Law.

(n) The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee:

  (i) quarterly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget;

  (ii) periodic summaries of data acquired, reasonably in advance of Management Committee meetings;

  (iii) copies of reports concerning Operations, reasonably in advance of Management Committee meetings;

  (iv) a detailed final report within 30 days after completion of each Program and Budget, but in no event less often than annually, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and

  (v) such other reports as the Management
Committee may reasonably request.

At all reasonable times the Manager shall provide the Management Committee or the duly authorized representative of any Member (including representatives of any actual or potential lenders, equity investors that are duly authorized in writing by a Member) access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations, including all computer files an databases related thereto. In addition, the Manager shall allow the non-managing Member or that Member's authorized representative or invitee, at that Member's sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Member does not unreasonably interfere with Operations.

(o) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

(p) The Manager shall have the right to require the Members to fully fund the Environmental Compliance
Fund, in proportion to their respective Ownership
Interests, and in accordance with Section 3.14 of Exhibit B, with all reasonably anticipated costs of future reclamation, closure and Environmental
Compliance. No Member who has resigned or withdrawn from the Company will be required to contribute additional funds to the Environmental
Compliance Fund unless and until all contribution made to said Environmental Compliance Fund prior to such withdrawal or resignation have been spent or committed to be spent.

(q) The Manager shall otherwise conduct Operations as it deems appropriate in its discretion.

The Manager shall not be in default of any duty under this Section 9.2 if its failure to perform results from the failure of the Members to perform acts or to contribute amounts required of them by this Agreement.

9.3 Standard of Care; Indemnification. The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The
Manager shall not be liable to the non-managing
Member for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence. The Members shall indemnify and hold harmless the Manager and its officers, employees and agents from and against any liabilities, obligations, claims, responsibilities, actions, demands, losses, costs or expenses, including but not limited to costs of litigation and reasonable attorneys fees, arising out of or relating to its activities as Manager, except that any liabilities or obligations arising directly from the Manager's gross negligence or willful misconduct shall be excluded form this indemnity.

9.4 Resignation; Deemed Offer to Resign. The
Manager may resign upon three months' prior notice to the other Member, in which case the other Member may elect to become the new Manager by notice to the resigning Member within 30 days after the notice of resignation. In the case of any resignation as Manager by TSVLP, USEC shall be deemed to be the other Member and TSVLP shall be deemed to be the resigning Member for purposes of this Section 9.4. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Member, if at all, within 90 days following such deemed offer:

  (a) The Ownership Interest of the Member who serves as or who appoints the Manager shall become less than fifty percent (50%); or

  (b) The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of 30 days after notice from the other Member demanding performance; or

  (c) The Manager fails to pay or contest in good faith its bills within 60 days after they are due;
or

  (d) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

  (e) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its or Company debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

  (f) Entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

9.5 Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting
Procedure.

9.6 Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder including, without limitation, services relating to milling or beneficiating Products, it shall do so on terms no less favorable to the Company than would be the case with unrelated persons in arm's-length transactions.

9.7 Activities During Deadlock. Subject to the contrary direction of the Management Committee and to the receipt of necessary funds, if the Management Committee for any reason fails to adopt a Program and Budget, the Manager shall continue
Operations at levels comparable with the last adopted Program and Budget but in no event at levels which do not fully provide for the minimum holding costs of the Properties

                ARTICLE X
           PROGRAMS AND BUDGETS

10.1 Operations Pursuant to Programs and Budgets.
Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets.

10.2 Presentation of Programs and Budgets. Proposed
Programs and Budgets shall be prepared by the Manager for a period of one (1) year or any longer period. Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year at the annual meeting of the Management
Committee. During the period encompassed by any Program and Budget, and at least two months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Members.

10.3 Review and Adoption of Proposed Programs and
Budgets. Within thirty (30) days after submission of a proposed Program and Budget, or a proposed
Amendment thereto under Section 10.9, each Member shall submit in writing to the Management
Committee:

  (a) Notice that the Member approves any or all of the components of the proposed Program and Budget;
or

  (b) Modifications proposed by the Member to the components of the proposed Program and Budget; or

  (c) Notice that the Member rejects any or all of the components of the proposed Program and Budget.

If a Member fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Member for adoption of the Manager's proposed Program and Budget. If a Member makes a timely submission to the Management Committee pursuant to Subsections
10.4(a), (b) or (c), then the Management Committee shall consult regarding the possible development of a Program and Budget acceptable to all Members
(provided that no Member shall be obligated to agree to any actual change to a proposed Program and Budget in connection with such consultations) failing which the Management Committee shall determine a Program and Budget by majority vote of Ownership Interests.

10.4 Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Environmental Laws or other Laws. The Manager may make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Manager shall promptly notify the Members of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Members in the same manner and with the same consequences and effects as the Members provided the funding for the then current
Program and Budget.

10.5 Amendments to Programs and Budgets. An adopted
Program and Budget may be amended by the Manager
(the Amendment) upon 30 days notice. The procedures for review and approval of proposed
Amendments under this Section 10.5 shall be the same as the procedures for the review and approval of proposed Budgets and Programs under Section
10.3.

                 ARTICLE XI
          ACCOUNTS AND SETTLEMENTS

11.1 Monthly Statements. The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business
Account during the preceding month.

11.2 Cash Calls. On the basis of each adopted or amended Program and Budget and subject to Section
10 of this Agreement and Section 2.2 of the Members' Agreement as Amended, the Manager shall submit to each Member, a billing (or cash call) for estimated cash requirements for each month during the term of such Program. Within ten (10) days after receipt of each such billing, each Member shall pay to the Manager its share of such estimated requirements. Time is of the essence of payment of such billings. The Manager shall at all times maintain a reasonable working capital reserve. All funds reasonably in excess of immediate cash requirements may be invested in interest-bearing accounts with the Company's bank, for the benefit of the Business Account.

11.3 Failure to Meet Cash Calls. A Member that fails to meet cash calls in the amount and at the times specified in Section 11.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to the Interest Rate, but in no event shall said rate of interest exceed the maximum permitted by Law.

11.4 Audits. Unless waived by all Members in writing, the Manager shall order an audit of the accounting and financial records for each calendar year (or other mutually agreed accounting period).
All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report. Failure to make any such exception or claim within the 3-month period shall mean the audit is correct and binding upon the Members. The audits shall be conducted by a firm of certified public accountants selected by the Manager, unless otherwise agreed by the Management
Committee.

                ARTICLE XII
    PROPERTIES; DISTRIBUTION OF PRODUCTION

12.1 Royalties, Production Taxes and Other Payments
Based on Production. All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities, shall be determined and made by the Company in a timely manner and otherwise in accordance with applicable laws and agreements. The Manager shall furnish to the Members evidence of timely payment for all such required payments. In the event the Company fails to make any such required payment, any Member shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the Company shall not constitute acceptance by the paying Member of any liability to such third party for the underlying obligation.

12.2 Abandonment and Surrender. Either Member may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the other Member objects to such surrender or abandonment, then at the option of the objecting Member, the Company shall assign to the objecting Member or such other Person as the objecting Member specifies, by special warranty deed and without cost to the surrendering Member, all of the Company's interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the Company or the surrendering Member, other than those to which both Members have agreed. Upon the assignment, such properties shall cease to be part of the Properties.

12.3 Reacquisition. If any Properties are abandoned or surrendered under the provisions of this Article
XII, then, unless this Agreement is earlier terminated, neither Member nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire such Properties for a period of two years following the date of such abandonment or surrender. If a Member reacquires any Properties in violation of this
Section 12.3, the other Member may elect by notice to the reacquiring Member within 45 days after it has actual notice of such reacquisition, to have such properties made subject to the terms of this Agreement and transferred, without charge, to the Company. In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the reacquiring Member and shall not be included for purposes of calculating the Members' respective
Ownership Interests.

12.4 Disposition of Products by Manager. The
Manager shall market and dispose of Products. Such dispositions by Manager shall be in good faith and in accordance with good industry practice, with the objective of obtaining the best possible price for the Products. The Manager shall have the right to enter into forward sales and hedging arrangements as approved by the Management Committee.

                ARTICLE XIII
      CONFIDENTIALITY, OWNERSHIP, USE
       AND DISCLOSURE OF INFORMATION

13.1 Business Information. All Business Information shall be owned jointly by the Members as their Ownership Interests are determined pursuant to this Agreement. Both before and after the termination of the Company, all Business Information may be used by either Member for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Member. Each
Member shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential
Information.

13.2 Disclosure Required By Law. Notwithstanding anything contained in this Article, a Member may disclose any Confidential Information if, in the opinion of the disclosing Member's legal counsel:
(a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to State or Federal
Securities Laws or the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Member.

Prior to any disclosure of Confidential Information under this Section 13.2, the disclosing Member shall give the other Member at least three (3) business days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Member shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Member in intervention in any such proceeding.

13.3 Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Member shall first consult with the other Member as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Member, there is not sufficient time to consult with the other Member before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing
Member shall notify the other Member, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Member before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Member relating to this Business shall also identify the other Member.

13.4 Duration of Confidentiality. The provisions of this Article XIII shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Section
14.1, and shall continue to apply to any Member who withdraws, who is deemed to have withdrawn, or who Transfers its Ownership Interest, for two years following the date of such occurrence.

              ARTICLE XIV
              DISSOLUTION

14.1 Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

  (a) Upon expiration of term of the Company in accordance with Section 2.5;

  (b) Upon the unanimous written agreement of the Members; or

  (c) as otherwise provided by the Act.

14.2 Resignation. A Member may elect to resign from the Company

  (a) as set forth in the Members' Agreement as Amended.

14.3 Disposition of Assets on Dissolution. Promptly after dissolution under Section 14.1, the Manager shall take all action necessary to wind up the activities of the Company, in accordance with Exhibit C. All costs and expenses incurred in connection with the dissolution of the Company shall be expenses chargeable to the Business
Account.

14.4 Filing of Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Manager shall promptly file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware. If the Manager has caused the dissolution of the Company, whether voluntarily or involuntarily, then a person selected by a majority vote of the Members to wind up the affairs of the Company shall file the Certificate of Cancellation.

14.5 Right to Data After Dissolution. After dissolution of the Company pursuant to Subsections
14.1(a), (b), or (c), each Member shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it.

14.6 Continuing Authority. On dissolution of the
Company under Section 14.1 the Member that was the Manager or that appointed the Manager prior to such dissolution (or the other Member in the event of a resignation by the Manager) shall have the power and authority to do all things on behalf of both
Members that are reasonably necessary or convenient to: (a) wind up Operations (b) complete reclamation, closure and other Environmental
Compliance activities with respect to the Properties, and (c) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such dissolution,, if the transaction or obligation arises out of Operations prior to such dissolution, . The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company and either or both Members, encumber
Assets, and take any other reasonable action in any matter with respect to which the former Members continue to have, or appear or are alleged to have, a common interest or a common liability.

               ARTICLE XV
             GOVERNING LAW

15.1 Governing Law. Except for matters of title to the Assets or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

              ARTICLE XVI
            GENERAL PROVISIONS

16.1 Notices. All notices, payments and other required or permitted communications (Notices) to either Member shall be in writing, and shall be addressed respectively as follows:

If to TSVLP:

Tonkin Springs Venture Limited Partnership
2201 Kipling Street, Suite 100
Lakewood, Colorado 80215-1545
Attention: William W. Reid, President
Tonkin Springs Gold Mining Company,
General Partner
Telephone:(303)238-1438
Facsimile: (303) 238-1724

If to USEC:
U.S. Environmental Corporation
2201 Kipling Street, Suite 100
Lakewood, Colorado 80215-1545
Attention: David C. Reid, President
Telephone: (303)238-1438
Facsimile: (303)238-1724

All Notices shall be given (a) by personal delivery to the Member, (b) by electronic communication, capable of producing a printed transmission and confirmation, (c) by registered or certified mail return receipt requested, or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication.
Either Member may change its address by Notice to the other Member.

16.2 Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

16.3 Currency. All references to dollars or $ herein shall mean lawful currency of the United
States of America.

16.4 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. References to hereunder are, unless otherwise stated, references to this entire
Agreement.

16.5 Waiver. The failure of either Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Member's right thereafter to enforce any provision or exercise any right.

16.6 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Members.

16.7 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Member shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations
(including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both
Members to advance funds pursuant to this Agreement shall be reduced to levels consistent with then current Operations.

16.8 Rule Against Perpetuities. The Members do not intend that there shall be any violation of the rule against perpetuities, the rule against unreasonable restraints on the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties or Assets, in an Ownership Interest, or the Company, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules.
If, however, any such violation should
inadvertently occur, the Members hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

16.9 Further Assurances. Each of the Members shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purposes of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

16.10 Entire Agreement; Successors and Assigns.
This Agreement contains the entire understanding of the Members and supersedes all prior agreements and understandings between the Members relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

16.11 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Members be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP

By:  Tonkin Springs Gold Mining Company,
     as its General Partner
     By:/s/William W. Reid, President

By:  U.S. ENVIRONMENTAL CORPORATION
     By:/s/David C. Reid, President


Exhibit 10.14

Technical Services Agreement dated December 18,
2001 between Tonkin Springs Holding Inc., Tonkin
Springs Venture Limited Partnership and Tonkin
Springs LLC, and Steffen Robertson & Kirsten
(U.S.), Inc.

TECHNICAL SERVICES AGREEMENT

THIS TECHNICAL SERVICES AGREEMENT (this Agreement) is made and entered into effective as of December
18, 2001, by and between TONKIN SPRINGS HOLDINGS,
INC., whose address is 401 Bay Street, Suite 2302,
Toronto, Ontario M5H 2Y4, CANADA (TSHI), TONKIN
SPRINGS LLC, whose address is 2201 Kipling Street,
Suite 100, Lakewood, Colorado 80215 (Tonkin Springs
LLC) and STEFFEN ROBERTSON & KIRSTEN (U.S.), INC., whose address is 7175 W. Jefferson Avenue, Suite
3000, Lakewood, Colorado 80235 (SRK).

RECITALS

WHEREAS, TSHI and the Nevada Division of
Environmental Protection (NDEP) entered into that certain TSP-1 WORK PLAN AGREEMENT dated as of November 30, 2001 (the NDEP Agreement), which contemplates a work program to locate, plug and properly abandon specific, historic, i.e. pre-1990, boreholes at the TSP-1 area of the Tonkin Springs project in Eureka County, Nevada. A copy of the NDEP Agreement is appended to this Agreement as Exhibit A. A copy of the work program approved by the NDEP (the Work Plan), including a list of the specific boreholes covered by the Work Plan, is appended to the NDEP Agreement;

WHEREAS, TSHI and Tonkin Springs LLC (the owner of the Tonkin Springs project) and Tonkin Springs
Venture Limited Partnership (TSVLP, the Manager of
Tonkin Springs LLC) entered into a Settlement
Agreement dated as of October 31, 2001 (the
Settlement Agreement), which also contemplates the performance of the Work Plan and other matters. A copy of the Settlement Agreement is appended to this Agreement as Exhibit B;

WHEREAS, pursuant to the NDEP Agreement and the Settlement Agreement: (i) the Work Plan is to be conducted on behalf of Tonkin Springs LLC but administered by and conducted under the direction of SRK; and (ii) the Work Plan is to be paid for out of the sum of $250,000 which TSHI has placed in escrow (the Escrow) with the Wells Fargo Bank
Arizona, N.A. (the Escrow Agent).  A copy of the
Escrow Instructions from TSHI to the Escrow Agent are appended to this Agreement as Exhibit C; and

WHEREAS, TSHI, Tonkin Springs LLC and SRK desire to enter into this Agreement in order to provide for the performance of the Work Plan on behalf of Tonkin Springs LLC under the direction and control of SRK, for payment for such services and for certain related matters.

NOW, THEREFORE, in consideration of the covenants, obligations, terms and conditions set forth in this Agreement, TSHI, Tonkin Springs LLC and SRK agree as follows:

Scope of Services.

SRK shall implement, carry out, control, direct and make best efforts to complete the Work Plan. In accordance with Section 6.1 of this Agreement, SRK will, as agent on behalf of Tonkin Springs LLC, hire contractors (Contractors) to perform earth moving, surveying and drilling in connection with performance of the Work Plan. SRK shall supervise, control and direct all work conducted under this Agreement (the Work), including without limitation all Work performed by the Contractors. SRK shall perform all Work, and shall ensure that the Contractors perform all Work, in strict accordance with the Work Plan. SRK shall ensure that all Work is conducted in a good, workmanlike and safe manner, in as expeditious a manner as reasonably practicable and in accordance with all requirements of applicable law and regulations. Additionally, SRK shall ensure that the total cost of all Work does not exceed the sum of $250,000. Not more than $250,000 will be expended upon the Work Plan, regardless of results. TSHI and Tonkin Springs LLC acknowledge that the implementation of the Work
Plan may not result in the elimination of acid generation in full and that additional mitigation steps outside the scope of the Work Plan may be necessary to eliminate acid generation to achieve full compliance with the regulatory requirements of the NDEP.

Upon contract execution, SRK shall provide twice monthly written progress reports to the NDEP, with copies to TSHI and Tonkin Springs LLC, concerning implementation of the Work Plan. In the event that SRK determines that it cannot complete the Work
Plan by June 30, 2002, SRK shall immediately provide the NDEP, TSHI and Tonkin Springs LLC with written notification of such determination, together with SRK's best estimate as to the completion date. Within 30 days after completion of the Work Plan, SRK shall provide to TSHI and Tonkin Springs LLC, for their review and comment, a written draft of a summary completion report. The summary completion report shall include, at a minimum, the following: (i) a certification that the Work Plan has been completed; (ii) a summary of all activities included in the Work Plan; (iii) a summary of holes staked out, located and not located; (iv) a list of and supporting abandonment reports for all holes abandoned; (v) a map graphically depicting the holes that were staked out, located, not located, and abandoned; (vi) supporting documentation for holes not located, including a photographic record of the excavation bottom or a signed geotechnical log of the excavation; and (vii) any deviations from the Work
Plan and rationale for such deviations, provided that SRK shall not deviate from the Work Plan except with specific, prior written consent of each of TSHI and Tonkin Springs LLC, which consent shall not be unreasonably withheld. Within 45 days after completion of the Work Plan, SRK shall submit the finalized summary completion report to the NDEP, with copies of that report to both TSHI and Tonkin
Springs LLC. With respect to all reports to be provided by SRK to TSHI and Tonkin Springs LLC pursuant to this Agreement, SRK shall transmit those reports to those parties simultaneously.
Each of TSHI and Tonkin Springs LLC will have the right to have a representative on-site to observe the conduct and performance of all or any portion of the Work and to provide any comments or suggestions with respect thereto to SRK, provided that: (i) comments and suggestions will be provided only to the designated representative of SRK and not to any of the Contractors or any other employees of SRK; and (ii) it is understood by all parties that the Work Plan will be carried out under the exclusive direction and control of SRK and that SRK shall make all final decisions as to the manner of performance and implementation of the Work Plan. For purposes of this Section 1.3: (i)
Tonkin Springs LLC designates Mr. David Reid as its designated representative; (ii) TSHI designates
William Fleshman as its designated representative;
and (iii) SRK designates Steve Boyce as its designated representative.

Compensation and Terms of Payment.

SRK will submit monthly invoices to the Escrow
Agent for Work that has been conducted pursuant to the Work Plan, with reasonable documentation evidencing the performance of the Work. SRK will approve and forward invoices of any Contractors hired by SRK on behalf of Tonkin Springs LLC to the Escrow Agent. SRK will simultaneously provide copies of their own and Contractors' invoices and supporting documentation to each of TSHI and Tonkin
Springs LLC.  SRK will not submit to the Escrow
Agent invoices covering Work performed by it or by Contractors, nor shall the Escrow Agent pay such invoices, unless and until SRK has obtained and provided to TSHI and Tonkin Springs LLC lien releases or waivers from SRK and/or the Contractors who performed such Work, as well as written releases of Tonkin Springs LLC and TSHI from any contractual or any other liability for payment with respect to such Work. In accordance with the Escrow Instructions, the Escrow Agent will pay
SRK's and Contractors' invoices on the eleventh day after its receipt thereof from SRK, unless TSHI first provides the Escrow Agent with a written objection instructing the Escrow Agent not to pay such invoice. In that event, TSHI and SRK shall promptly consult in order to resolve any problems or discrepancies with respect to the invoice and, upon reaching such a resolution, TSHI shall instruct the Escrow Agent to pay the invoice, as the same may have been corrected or modified.
Upon completion of the Work Plan, SRK shall submit its final invoice, clearly marked as such, to the Escrow Agent, with copies to TSHI and Tonkin
Springs LLC as set forth in Section 2.1 above.
Such invoice shall not be paid by the Escrow Agent unless and until SRK has provided TSHI and Tonkin
Springs LLC with lien releases or waivers, and contractual and other payment liability releases of Tonkin Springs LLC and TSHI from SRK and all

Contractors involved in the performance of the Work.

SRK shall charge for Work performed by it in accordance with the attached SRK Standard Schedule of Fees.

Invoices shall be organized on an item-by-item basis and shall itemize the charges for each item or portion of the Work performed. SRK shall include a summary of actual hours worked on the project by SRK's professional and technical employees, by classification and hourly rate.
Direct, nonsalary, reimbursable expenses, and other direct costs and expenses, shall be itemized separately in each invoice. SRK shall furnish copies of time sheets, expense reports, vendor invoices, and other documentation necessary to substantiate each invoice, at the request of either
TSHI or Tonkin Springs LLC.

SRK, TSHI and Tonkin Springs LLC acknowledge, agree and understand that, notwithstanding anything in this Agreement to the contrary: (i) there is only the Escrow sum of $250,000 available for payment for the Work (the Budget); (ii) part of the services being provided by SRK is to ensure that performance of the Work Plan does not exceed this Budget; (iii) SRK will not perform any Work, or contract for the performance of any Work by Contractors, if the performance of such Work would result in cost overruns in excess of the Budget, except with the express and specific prior written authorization of TSHI; and (iv) under no circumstances will TSHI be obligated under this Agreement to fund any amount in excess of the sum of $250,000 which it has already placed in Escrow, unless TSHI has provided the authorization described in (iii) above. The parties further acknowledge, agree and understand that TSHI's role under this Agreement and in connection with the Work Plan is purely financial (i.e. in connection with the funding and administration of the Escrow) and that it shall not direct or control the performance of the Work Plan, it being understood that it shall be SRK's exclusive responsibility to direct and control the performance of the Work
Plan.

Confidential Information.

SRK recognizes and acknowledges that it will have access to and may develop or become aware of certain information of Tonkin Springs LLC, TSHI or their respective affiliates (collectively, Tonkin
Entities) and that such information constitutes confidential information of the Tonkin Entities.
SRK shall not, during or after the term of this Agreement, use or disclose directly or indirectly any such confidential information to any person, firm, corporation, association, or other entity, except to Contractors engaged by SRK and to authorized representatives of the Tonkin Entities, for any reason or purpose whatsoever without the Tonkin Entities' prior written approval. SRK represents that it has entered into agreements with all of its employees requiring them not to disclose any such information. Only employees with a demonstrable need to know will be given access to information collected or developed under this Agreement. In the event of a breach or threatened breach by SRK of the provisions of this Section 3, the Tonkin Entities shall be entitled to a temporary restraining order or a preliminary injunction restraining SRK from using or disclosing, in whole or in part, such confidential information, and SRK consents to the entry of such a temporary restraining order or preliminary injunction without the necessity of the Tonkin
Entities posting any bond in connection therewith and agrees that it shall not assert any defenses to any petition filed by the Tonkin Entities in a court of competent jurisdiction requesting such temporary restraining order and/or preliminary injunction, as the case may be. Nothing herein shall be construed as prohibiting the Tonkin
Entities and its affiliates from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from SRK. The provision of this Section 3 shall survive the dissolution or termination of this Agreement.

The obligations of this Section 3 do not apply to information which: (a) is or becomes part of the public domain without the breach of any obligation of confidentiality owed to the Tonkin Entities; or
(b) is lawfully in the possession of SRK at the time it was acquired hereunder without the breach of any obligation of confidentiality owned to the Tonkin Entities; or (c) is required by law to be disclosed.

In the event SRK receives any legal process purporting to require the production of confidential information to any court, agency, other tribunal, person, or entity, SRK shall immediately notify the Tonkin Entities, provide the Tonkin Entities with a copy of such legal process, and cooperate with the Tonkin Entities in any legal proceeding arising therefrom.

Except for the reports and documents expressly required to be provided to the NDEP pursuant to
Section 1 of this Agreement, SRK shall not communicate with governmental agencies concerning the Work or concerning SRK's or Contractors' performance of the Work without obtaining the prior approval of TSHI and Tonkin Springs LLC.
Any reports, documents, or other information, regardless of form, that is collected or developed by SRK pursuant to this Agreement shall be exclusively the property of TSHI and Tonkin Springs
LLC and all such reports, documents, or
information, and any copies thereof shall be turned over to TSHI and Tonkin Springs LLC at the conclusion of the Work, unless TSHI and Tonkin
Springs LLC shall sooner request same. SRK may retain one hard copy of such documents for record purposes. Reuse of such documents by TSHI or Tonkin Springs LLC for other than the project covered by this Agreement shall be without liability to SRK.

Termination.

The Agreement may be terminated at any time for good cause by mutual written notice of termination from TSHI and Tonkin Springs LLC to SRK. Such termination shall be effective in the manner specified in the notice, shall be without prejudice to any claims which TSHI or Tonkin Springs LLC may have against SRK, and shall be subject to the other provisions of this Agreement. On receipt of such notice, except to the extent otherwise directed, SRK shall immediately discontinue the Work and the placing of Contractor orders for materials, facilities, services and supplies in connection with the performance of the services and shall, if requested, make every reasonable effort to procure termination of existing contracts with Contractors upon terms satisfactory to TSHI and Tonkin Springs
LLC. Thereafter, SRK shall be authorized to do only such Work as may be necessary to preserve and protect the services already in progress and as otherwise requested by TSHI and Tonkin Springs LLC.
A complete settlement of all claims of SRK upon termination of the Agreement, as provided in the preceding paragraph, shall be made as follows:
SRK shall within ten (10) days invoice the Escrow
Agent for all obligations and commitments that SRK may have in good faith undertaken or incurred in connection with the services which have not been included in prior payments; for the reasonable cost of terminating existing contracts; for preserving, protecting, or disposing of property and performing any other necessary services after the notice of termination has been received; and for all services performed prior to the date of termination, in accordance with this Agreement. SRK shall simultaneously provide copies of such invoices, together with all supporting documents evidencing the performance of the Work at issue, to TSHI and Tonkin Springs LLC in accordance with the provisions of Section 2 above.

The Escrow Agent shall pay SRK in accordance with and subject to the provisions of Section 2 above.
Upon final settlement, SRK shall deliver to TSHI and Tonkin Springs LLC all reports, documents, drafts, notes, and all other information and data collected or prepared by SRK under this Agreement and deliver to TSHI and Tonkin Springs LLC lien releases or waivers, and contractual and other payment liability releases of Tonkin Springs LLC and TSHI, from SRK and all Contractors involved in the performance of the Work.

Parties' Representations, Warranties, and
Responsibilities.

SRK represents and warrants to TSHI and Tonkin
Springs LLC that it has the authority to enter into this Agreement and to perform the Work and that it is licensed, certified and/or otherwise authorized to practice in the area of engineering and so licensed and certified to conduct business in the State of Nevada. SRK further represents and warrants that all Work performed by it hereunder will be: (a) in conformance with the terms of this Agreement; (b) performed in a skillful and workmanlike manner in accordance with appropriate industry standards; (c) performed by the proper number of experienced, skilled, and/or licensed personnel, qualified by education and experience to perform their assigned tasks; and (d) performed in accordance with the standards customarily provided by an experienced and competent professional technical consulting organization rendering the same or similar services. SRK covenants that the Contractors shall meet these standards and that the contracts with the Contractors shall contain these representations and warranties.

SRK agrees to indemnify and hold TSHI, TSVLP and Tonkin Springs LLC (and their shareholders, members, managers, officers, principles, employees and agents) harmless from and against any and all losses, damages, costs, penalties, expenses
(including, but not limited to, reasonable costs of investigation and legal expenses), liabilities, judgments, liens, suits, claims or demands arising out of any actual or threatened damage to property, including property of TSHI, TSVLP or Tonkin Springs
LLC or injuries to or death of persons, including employees of TSHI, TSVLP or Tonkin Springs LLC arising from SRK's willful misconduct or negligent acts or omissions in connection with the Work, or any breach or threatened breach of this Agreement by SRK, excluding and to the extent of, the negligence or willful misconduct of TSHI, TSVLP or Tonkin Springs LLC. SRK shall require that all contracts with Contractors provide the indemnifications provided by SRK in this Section
5.2.

TSHI agrees to indemnify, defend and hold harmless
SRK (and its officers, employees, and agents) against any and all claims, demands, suits, judgments, expenses, losses and damages, or injury to, or death of persons and for destruction of or damages to any property of SRK resulting directly from TSHI's (or its employees or agents) negligence or willful misconduct, except to the extent that any such expenses, losses or damages are attributable to the negligence or willful misconduct of SRK, its employees, agents, or the Contractors.

Tonkin Springs LLC agrees to indemnify, defend and hold harmless SRK (and its officers, employees, and agents) against any and all claims, demands, suits, judgments, expenses, losses and damages, or injury to, or death of persons and for destruction of or damages to any property of SRK resulting directly from Tonkin Springs LLC's (or its employees or agents) negligence or willful misconduct, except to the extent that any such expenses, losses or damages are attributable to the negligence or willful misconduct of SRK, its employees, agents, or the Contractors.

Notwithstanding paragraph 5.2, SRK shall assume all responsibility for and shall indemnify and hold harmless TSHI, TSVLP and Tonkin Springs LLC and each of their affiliates, against, and shall assume the defense of any claims, suits, or judgment brought against any of them under the Federal
Employers Liability Act whenever employees of SRK or any of the Contractors claim or allege that they are employees of TSHI, TSVLP or Tonkin Springs LLC or their affiliates, within the meaning of said act, or that they are furthering operational activities of TSHI, TSVLP or Tonkin Springs LLC or their affiliates.

In no event shall SRK, TSHI or Tonkin Springs LLC be liable to each other for lost revenues, lost profits, cost of capital, claims of instances or any special, indirect, incidental, or consequential or punitive damages pursuant to this Agreement.
SRK promptly shall pay all wages due its workmen and employees required for the Work. SRK shall defend and protect Tonkin Springs LLC and TSHI from and against all claims, liens and liabilities which may arise as a result of SRK's failure to do so or the failure of any of the Contractors to pay their workmen or employees. If at any time there should be evidence of any lien, claim or encumbrance for which, or to which, Tonkin Springs LLC, TSHI, the Tonkin Springs project property or the production therefrom, is or might become subject or liable and which are: (i) attributable to labor, materials, supplies, equipment or services furnished to or required by any of the Contractors or SRK or any of their suppliers or vendors, or any other persons or entity for use on or in conjunction with those properties or SRK's or the Contractors' activities thereon; or (ii) attributable to payroll, withholding or other taxes or other indebtedness, resulting from or in connection with SRK's or any of the Contractors' work or operations in connection with the Work, SRK shall, upon demand by Tonkin Springs LLC or TSHI, immediately cause the release of such lien or pay such claim and deliver to Tonkin Springs LLC and TSHI a complete release or receipt satisfactory to Tonkin Springs LLC and TSHI discharging such lien, claim or encumbrance.
Tonkin Springs LLC and/or TSHI at any time may pay and discharge such liens, claims and encumbrances, in which event SRK shall be obligated to immediately reimburse the paying party or parties in the amount so paid, together with reasonable costs and attorneys fees incurred by the paying party or parties.

If TSHI instructs the Escrow Agent pursuant to paragraph 2.1 above not to pay an invoice submitted by SRK or a Contractor for Work performed under this Agreement when there are sufficient funds in the Escrow Account to pay that invoice, and SRK or the Contractor files a lien against any part of the Tonkin Springs project property with respect to Work covered by that invoice, TSHI shall have no liability to Tonkin Springs LLC to secure the release of that lien unless TSHI acted unreasonably in so instructing the Escrow Agent. If TSHI acted unreasonably in so instructing the Escrow Agent, it shall be obligated to secure the release of that lien, provided, however, that (a) TSHI's liability to Tonkin Springs LLC and the lien holder (whether
SRK or a Contractor) with respect to the lien shall be limited to the amount of the lien, (b) the amount of the lien shall be paid, upon a determination that TSHI acted unreasonably or upon TSHI's subsequent election (in its sole discretion) to authorize the Escrow Agent pay the lien, solely from the Escrow Account, and (c) TSHI shall have no liability to Tonkin Springs LLC and the lien holder
(whether SRK or a Contractor) for the payment of all or any portion of the lien once all funds in the Escrow Account have been disbursed, it being expressly understood and agreed that TSHI's liability under this Agreement is limited to the $250,000 previously deposited by it into the Escrow
Account. If the parties do not resolve the issue of whether TSHI acted unreasonably in instructing the Escrow Agent not to pay an invoice, the issue of whether TSHI acted unreasonably shall be resolved by binding arbitration in Denver, Colorado pursuant to the commercial arbitration rules of the American Arbitration Association. No other disputes under this Agreement shall be required to be resolved by arbitration, unless the parties to the dispute so agree in writing.

Contractors.

In accordance with this Section 6.1, SRK will, as agent on behalf of Tonkin Springs LLC, hire
Contractors to perform earth moving, surveying and drilling in connection with performance of the Work
Plan. SRK shall supervise, control and direct all Work performed by Contractors and ensure that such Work is performed in strict accordance with the Work Plan, in a good, workmanlike and safe manner, in as expeditious a manner as reasonably practicable and in accordance with all requirements of applicable law and regulations. SRK shall not hire or enter into any contract with any Contractor without a written agreement between such Contractor and SRK (acting as the agent of Tonkin Springs
LLC), and without the prior written approval of that agreement by both TSHI and Tonkin Springs LLC, which approval shall not be unreasonably withheld or delayed. Neither SRK nor any other party to this Agreement shall terminate any contract with a Contractor without the prior written consent of each of TSHI and Tonkin Springs LLC, which consent shall not be unreasonably withheld or delayed.
Neither TSHI nor Tonkin Springs LLC shall provide instructions to any of the Contractors with respect to the Work, it being understood that the provision of such instructions is the responsibility of SRK and that any suggestions or requests from TSHI or Tonkin Springs LLC must instead be provided to SRK's representative in accordance with Section 1.3 of this Agreement. As between TSHI, SRK and Tonkin
Springs LLC, SRK shall be responsible for the willful misconduct and negligent acts and omissions of any of the Contractors. TSHI and Tonkin Springs
LLC may make reasonable requests for information and data concerning any and all Contractors under this Agreement, and SRK hereby agrees to submit such information and data promptly upon request.
Each of TSHI and Tonkin Springs LLC shall pay their own costs and expenses in connection with their respective reviews of proposed contracts and Contractors.

Protection of Persons and Property.

SRK acknowledges and is aware, and hereby represents that it has made and will make the Contractors aware, that the Tonkin Springs property may contain hazardous substances, constituents, or contaminants, and subject to Section 5, SRK knowingly and voluntarily assumes all risk of injury and damages to SRK, SRK's personnel, and SRK's property and to the Contractors, Contractors' personnel, and Contractors' property, caused by exposure to such materials. SRK agrees to advise fully all of its employees and agents working for SRK at the property, as well as the Contractors, of the associated risks and of all necessary environmental, safety, and health procedures required by applicable state or federal law, regulation, or order. SRK covenants and warrants that all personnel, including SRK's employees, have been fully trained in accordance with applicable laws, rules or regulations.

SRK agrees that it will report to TSHI and Tonkin
Springs LLC, in writing, any personal injury of SRK's or Contractors' employees, within 24 hours of the injury or as soon as practicable.
SRK shall have the right to use the office facility of Tonkin Springs LLC at the Tonkin
Springs project, but no other facilities or equipment of Tonkin Springs LLC. Any long distance telephone charges, or any other incremental operating costs associated with
SRK's work at the office facility, shall be borne solely by SRK. SRK agrees to maintain that office in a neat and clean manner.

Insurance.

SRK agrees at all times during the term of this Agreement to maintain in full force and effect:
(a) Worker's Compensation Insurance, including occupational disease in accordance with applicable statutory and regulatory requirements; (b)
Employer's Liability Insurance, including coverage on all of SRK's employees engaged in the performance of the Work; (c) Commercial General
Liability Insurance, including protective liability covering death or bodily injury and contractual liability; and (d) Professional Liability
Insurance. SRK agrees to furnish to TSHI and Tonkin Springs LLC its certificates of insurance or other evidence satisfactory to TSHI and Tonkin
Springs LLC to the effect that such commercial general liability insurance has been procured, names TSHI, TSVLP and Tonkin Springs LLC as additional insureds, and is in force except for primary errors and omissions insurance, the certificates shall state that the policies of insurance are in force and cannot be canceled or otherwise terminated without thirty (30) days advance written notice.

For the purpose of this Agreement, SRK shall carry the following types of insurance in the limits
(which may be a combination of primary and excess coverage) specified below:

Coverages                    Limits of Liability

Worker's compensation        Statutory
Employer's liability         $1,000,000
Commercial general liability $1,000,000 per
                             Occurrence,
                             $1,000,000 aggregate
Umbrella Liability           $4,000,000
Automobile                   $1,000,000 combined
                             single limit
Professional liability       $2,000,000 per
                         occurrence and aggregate

TSHI, Tonkin Springs LLC and SRK will require all
Contractors to maintain in full force and effect:
(a) Worker's Compensation Insurance, including occupational disease in accordance with applicable statutory and regulatory requirements; (b)
Employer's Liability Insurance, including coverage on all of SRK's employees engaged in the performance of the Work; and (c) Commercial General
Liability Insurance, including protective liability covering death or bodily injury and contractual liability. Contractors will agree to furnish to TSHI, Tonkin Springs LLC and SRK its certificates of insurance or other evidence satisfactory to TSHI, Tonkin Springs LLC and SRK to the effect that such commercial general liability insurance (a) has been procured, (b) names TSHI, TSVLP, Tonkin
Springs LLC and SRK as additional insureds, and (c) is in force. The certificates shall state that the policies of insurance are in force and cannot be canceled or otherwise terminated without thirty
(30) days advance written notice. For the purpose of this Agreement, Contractors shall carry the following types of insurance in the limits (which may be a combination of primary and excess coverage) specified below:

Coverages                    Limits of Liability

Worker's compensation        Statutory
Employer's liability         $1,000,000
Commercial general liability $1,000,000 per
                             occurrence,
                             $2,000,000 aggregate
Automobile                   $1,000,000 combined
                              single limit

Independent Contractor.

In the performance of the services under this Agreement, SRK shall be an independent contractor, maintaining complete control of SRK's personnel and operations and the implementation of the Work Plan.
As such, SRK shall pay all salaries, wages, expenses, social security taxes, federal and state unemployment taxes, and any similar taxes relating to the performance of this Agreement. SRK and its employees shall in no way be regarded as or act as agents or employees of TSHI or Tonkin Springs LLC.
This Agreement does not and shall not be construed to create any partnership, joint venture or agency whatsoever.

Notices.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when hand delivered or deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the respective address of SRK, TSHI or Tonkin Springs LLC, as appropriate, set forth at the top of this Agreement or such other address(es) as either party shall designate by written notice to the other. In addition, pursuant to this Agreement, any notice, report or other communication to TSHI shall also be provided to TSHI by facsimile to Mr. Anton Adamcik at (416)
367-4681 and any notice, report or other communication to Tonkin Springs LLC shall also be provided to Tonkin Springs LLC by facsimile to
(303) 238-1724.

Nonassignment.

TSHI and Tonkin Springs LLC have entered into this Agreement in order to receive the professional services of SRK. SRK will not make any assignment, by operation of law or otherwise, of all or any portion of the Work required under this Agreement without first obtaining the written consent of TSHI and Tonkin Springs LLC. However, the respective rights and obligations of TSHI and Tonkin Springs
LLC hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of TSHI and Tonkin Springs LLC, respectively.

Miscellaneous.

The terms and provisions of Section 3, entitled
Confidential Information, Section 5, entitled SRK's
Representations, Warranties, and Responsibilities,
Section 7, entitled Protection of Persons and
Property, and Section 9, entitled Independent
Contractor, shall survive the termination of this Agreement, howsoever brought about.

SRK shall not be responsible hereunder for any delay, default or nonperformance of this agreement, if and to the extent that such delay or nonperformance is caused by an act of God, weather, accident, labor strike, fire, explosion, riot, rebellion, terrorist activity, sabotage, flood, epidemic, act of government authority or any other cause beyond the reasonable control of SRK.
TSHI and Tonkin Springs LLC shall have the right to inspect and audit SRK's books, records and all associated documents relating to such costs. SRK agrees to maintain records and associated documents for a period of two years from the end of the calendar year in which such costs were incurred and to make such books and records available to TSHI and Tonkin Springs LLC at all reasonable times within the two-year period and for so long thereafter as any dispute remains unresolved. TSHI and Tonkin Springs LLC may photocopy any such books and records at their own expense.

This Agreement shall be subject to and governed by the laws of the state of Colorado. The Work and performance of same shall comply with all applicable city, county, state, and federal codes, rules, regulations, and orders.

Failure of any party to exercise any option, right, or privilege under this Agreement or to demand compliance as to any obligation or covenant of the other party shall not constitute a waiver of any such right, privilege, option, or performance, unless waiver is expressly required by this Agreement or is evidenced by a properly executed instrument.

This Agreement may not be modified except by written amendment executed by the parties hereto.
The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute and be one and the same agreement.

This Agreement, together with the attachment and all documents, drawings, specifications, and instruments specifically referred to in the Agreement shall constitute the entire agreement between the parties, and no other proposals, conversations, bids, memoranda, or other matter shall vary, alter, or interpret its terms. The captions in this Agreement are for the convenience of the parties in identification of the several provisions and shall not constitute a part of this Agreement or be considered interpretative. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and those of the Work Plan, the terms and conditions of this Agreement shall in all instances prevail and govern.

Dated as of the 18th day of December, 2001.
STEFFEN ROBERTSON & KIRSTEN
(U.S.), INC.

By: Robert W. Klumpp
Its: Controller

TONKIN SPRINGS HOLDINGS NC.
By: Ebe Scherkus
Its: Executive Vice
President, Chief Operating
Officer

TONKIN SPRINGS LLC
By: William F. Pass
Its: Vice President


Exhibit 10.19

Management Agreement dated effective January 1,
2001 between U.S. Gold Corporation and Gold
Resource Corporation.

MANAGEMENT AND ADMINISTRATION AGREEMENT
Between GOLD RESOURCE CORPORATION And
U. S. GOLD CORPORATION

THIS MANAGEMENT AND ADMINISTRATION AGREEMENT (the
Agreement) is made and entered into effective as of January 1, 2002, between Gold Resource Corporation, a Colorado corporation (GRC), whose address is 2201
Quitman Street, Denver, Colorado 80212-1115 and
U.S. Gold Corporation, a Colorado corporation (U.S.
Gold), whose address is 2201 Kipling Street, Suite
100, Lakewood, Colorado 80215-1545.

        ARTICLE I.
        RECITALS:

1.1 WHEREAS GRC has certain intended business activities including management and evaluation and potential development of mineral properties located in Mexico, related funding activities and general corporate administration (collectively Business
Activities) and is interested in securing the management and administration of such Business
Activities; and

1.2 WHEREAS U.S. Gold has the personnel, facilities and experience to provide GRC certain management and administrative services related to the Business
Activities;

1.3 NOW THEREFORE, in consideration of the promises and of the mutual covenants, conditions, and obligations contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      ARTICLE II.
      SCOPE OF SERVICES TO BE PROVIDED

2.1 U.S. Gold agrees to provide the following general Management and Administrative Services to GRC as provided in this Agreement:

2.2 Executive Management- The time and services of the following individuals will be provided on an as-needed basis (anticipated to require, on average, no more than approximately 50% of the normal available work period): a) William W. Reid;
b) William F. Pass, and c) David C. Reid, each whom are full-time executive employees of U.S. Gold.

2.3 Office Services- The office and infrastructure of U.S. Gold's Lakewood, Colorado offices will be made available to support the Business Activities of GRC including, but not limited to, non-exclusive use of computers, printers, telephones, facsimile, files storage, mail service. Any third party expenses for the direct benefit of GRC shall be paid directly by GRC.

2.4 Preparation of Agreements- U.S. Gold, on behalf of GRC, will prepare such drafts and negotiate with third parties any agreements related to Business
Activities, for final review, approval and execution, as directed by the Board of Directors of GRC. Any out of pocket costs related to such activities, including but not limited to travel costs, fees of attorneys, accountants and tax experts, shall be paid directly by GRC.

2.5 Financing Activity- U.S. Gold, on behalf of
GRC, shall prepare such documents and make such presentations as necessary or appropriate towards the objective of raising funding for Gold Resource, including but not limited to equity, debt, and lease financings, except that under no circumstances shall U.S. Gold act as, or be construed as acting as financial advisor to, or underwriter or placement agent of any securities of GRC. All arrangements shall be reviewed, approved and executed as directed by the Board of Directors of GRC. Any out of pocket expenses related to such activities shall be paid directly by GRC.

2.6 Management of Consultants- U.S. Gold, on behalf of GRC, may and shall enter into consulting agreements with third parties for the furtherance of Business Activities, and shall work with and manage such consultants in such activities, as directed by the Board of Directors of GRC. All direct and indirect costs and expenses related to such consultants, consulting agreements and related activities shall be paid directly by GRC. Examples include lawyers, accountants, engineers, engineering firms, field personnel, etc.

2.7 Management of Contracts- U.S. Gold, on behalf of GRC, shall enter into such contracts with third parties as required for the furtherance of Business
Activities, and shall manage such contracts. All direct and indirect costs and expenses related to such contracts shall be paid directly by GRC.
Examples include but are not limited to engineering design, facilities fabrication and construction, permitting, etc.

2.8 Establishment of Subsidiaries and Qualification to Conduct Business- U.S. Gold, on behalf of GRC and upon advice of consultants, shall create such business entities as necessary and appropriate including subsidiaries of GRC, to hold assets and conduct operations related to or in furtherance of Business Activities.

2.9 Opening of Bank Checking and Savings Accounts-
U.S. Gold, on behalf and in the name of GRC, shall from time to time open checking and savings accounts at banks and other financial institutions to hold assets and conduct operations related to or in furtherance of Business Activities.

2.10 Maintenance of Books and Records-	U.S. Gold
will maintain checking and savings account records for and on behalf of GRC and shall prepare monthly budgets and monthly accounting for all activities.
An annual independent audit, at the expense of GRC, shall be performed on the financial accounts of GRC. U.S. Gold will provide such independent auditors full access to all records and full cooperation in the conduct of such annual audit.

      ARTICLE III.
      CONSIDERATION TO U. S. GOLD

3.1 As consideration for the services provided by U.S. Gold under this Agreement, unless terminated early as provided herein, GRC shall pay to U.S.
Gold $30,000.00 per month payable no later than the first business day of each month thereunder.

      ARTICLE IV.
      TERM OF AGREEMENT

4.1 The term of this Agreement, unless terminated earlier as provided in Section V below, shall be twelve (12) months commencing January 1, 2002 and terminating December 31, 2002.

      ARTICLE V.
      EARLY TERMINATION

5.1	This Agreement may not be terminated by either
party other than for cause with 30-day prior written notice.

5.2	In the event that either party terminates this
Agreement for cause, there shall be a prorate of the monthly payment to U.S. Gold as per
Article 3.1 through the effective date of such termination.

      ARTICLE VI.
      REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 GRC hereby represents and warrants to U.S. Gold as of the date of this Agreement, and this Agreement is made in reliance on the following representations and warranties:

  a) GRC is a corporation duly organized, validly existing and in good standing under the laws of Colorado. GRC has full corporate power and authority, and all franchises, licenses and permits as are necessary to own its assets and to carry on its business as presently conducted and to consummate the transactions contemplated by this Agreement.

6.2 U.S. Gold hereby represents and warrants to GRC as of the date of this Agreement, and this Agreement is made in reliance on the following representations and warranties:

  a) U.S. Gold is a corporation duly organized, validly existing and in good standing under the laws of Colorado. U.S. Gold has full corporate power and authority, and all franchises, licenses and permits as are necessary to carry on its business as presently conducted and to consummate the transactions and performance contemplated by this Agreement.

  b) William W. Reid, David C. Reid and William F.
Pass are executive employees of U.S. Gold.

      ARTICLE VII.
      GOVERNING LAW

7.1 This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Colorado, including all matters of construction, validity and performance.

In WITNESS WHEREOF, the parties have executed this Agreement effective the first date set forth above.

GOLD RESOURCE CORPORAITON
By:	William W. Reid, President
November 29, 2001

U. S. GOLD CORPORATION
By: John W. Goth, Independent Director
November 29, 2001


Exhibit 10.20

Technology Option Agreement dated
December 18, 2001 between Newmont Technologies
Limited and U.S. Gold Corporation.


        TECHNOLOGY OPTION AGREEMENT

                Preamble

This is an agreement (the Agreement) between U.S.
Gold Corporation, a Colorado corporation having a business address at 2201 Kipling St., Suite 100,
Lakewood, Colorado 80215-1545 (USGC) and Newmont
Technologies Limited, a Nevada Corporation having a business address at 10101 E. Dry Creek Road,
Englewood, Colorado 8080112 (NTL). This Agreement is to be effective as of December 18, 2001
(Effective Date).

                 Recitals

A. NTL and/or its parent Newmont Mining Corporation
(NMC) has patents and know-how concerning certain inert gas flotation technology (the N2TEC
Flotation Technology) that has application to flotation of certain refractory sulfide gold ores, and NTL is interested in licensing others to operate within the scope of these patent rights and/or to use the know-how.

B. USGC has at its Tonkin Springs Mine in Eureka
County, Nevada refractory sulfide gold ores that appear to be amenable to processing with the N2TEC
Flotation Technology and USGC is interested in possible implementation and use of the N2TEC
Flotation Technology at an appropriate time during development at the Tonkin Springs Mine, but is not interested in entering into a license agreement with NTL at this time.

C. NTL is willing to provide to USGC and USGC is willing to accept certain option rights according to the terms and conditions set forth below concerning possible future licensing and use of the N2TEC Flotation Technology for processing refractory sulfide gold ore at the Tonkin Springs
Mine.

                    Agreement

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

Option Period means a period of time beginning with the Effective Date and expiring May 31, 2002.

Negotiation Period means a period of time beginning with Exercise Of Option and expiring June 30, 2002.

Exercise Of Option has the meaning as provided in
section 2.2.

Option Fee means the sum of $US10,000 (ten thousand
United States dollars).

2.  OPTION/EXERCISE OF OPTION/OPTION FEE.

2.1 NTL hereby grants to USGC an option to have NTL enter into good faith negotiations between NTL and USGC during the Negotiation Period to pursue agreement concerning definitive terms of a license agreement (the License Agreement) by which NTL would nonexclusively license NTL's and NMC's U.S.
patents and know-how concerning the N2TEC
Flotation Technology to USGC for use to process refractory sulfide gold ore at the Tonkin Springs
Mine (NTL's and NMC's existing U.S. patents concerning the N2TEC Flotation Technology are listed in Exhibit A attached hereto). The License
Agreement would include provisions to effect at least the following key concepts:

(a) NTL would grant to USGC a nonexclusive license to NTL's and NMC's U.S. patents and know-how concerning the N2TEC Flotation Technology for use in flotation processing of refractory sulfide gold ore from the Tonkin Springs Mine.

(b) USCG would pay to NTL license fees including
(i) an initial license fee of $US50,000 (fifty thousand United States dollars), with USCG receiving a credit against such initial license fee for payment of the Option Fee and (ii) ongoing production royalties, to be reported and paid quarterly, based on two percent (2%) of precious metals paid from concentrates prepared using the N2TEC technology, to be paid at NTL's option in-kind in concentrate containing gross precious metals that are calculated to net to the paid quantity or in money based on net smelter returns or an equivalent net return if subsequently processed by other than smelting, with the ongoing production royalties being subject to an annual minimum of $10,000 per year starting with the second year of the License Agreement. Upon expiration of the last-to-expire of NTL's and NMC's patents concerning the N2TEC(r) Flotation Technology, ongoing production royalties would thereafter be reduced by one-half. NTL would have a right to audit at least annually pertinent records concerning the Tonkin Springs Mine to verify the accuracy of ongoing production payments. USCG would be permitted to pay the initial license fee in installments due as follows: (i) $US30,000
(thirty thousand United States dollars) to be paid upon execution by USGC of the License Agreement
(with the credit for payment of the Option Fee being applied against this installment), (ii)
$US10,000 (ten thousand United States dollars) to be paid no later than three months following execution by USGC of the License Agreement and
(iii) $US10,000 (ten thousand United States dollars) to be paid no later than six months following execution by USGC of the License
Agreement.

(c) Within the first two (2) years of the License
Agreement, USGC would have an option to buy-out one-half or all of any further production royalties
(including further annual minimums) at a rate of $US500,000 (five hundred thousand United States dollars) for buy-out of one-half (1% of precious metals paid from concentrates) or $1,000,000 (one million United States dollars) for buy-out of all (2% of precious metals paid from concentrates) of any further production royalties.

(d) All improvements, enhancements, modifications and adaptations of any portion of the N2TEC
Flotation Technology discovered or developed during the term of the License Agreement would be reported to and owned by NTL.

(e) USGC would maintain in confidence and not use for any purpose other than exercise of its license rights all information and know-how concerning the N2TEC Flotation Technology, including all improvements, enhancements, modifications and adaptations.

(f) NTL would commit to provide a reasonable amount of technical consultation during design, start-up and operation of a flotation operation implementing the N2TEC Flotation Technology at the Tonkin
Springs Mine for at least the first two (2) years of the License Agreement. USGC would pay for all technical consultation provided by NTL, except that during the first two (2) years of the License
Agreement, NTL would provide free of charge up to five (5) man days per year of technical consultation.

(g) To the extent that NTL or NMC agrees to perform any additional test work for USGC related to amenability of the N2TEC Flotation Technology for processing refractory sulfide gold ore from the Tonkin Springs Mine, NTL or NMC would be paid for performing the test work.

(h) NTL would make no representations or warranties
(including any representations or warranties with respect to the validity of any patents, freedom to practice any technology or the quality or extent of any know-how or technical consultation services), except for a representation that NTL has the right to enter into the License Agreement. NTL would have no obligation to enforce any patents. USGC would have no right to enforce any of NTL's or NMC's patents.
  (i) The License Agreement would have a term that lasts until the last-to-expire of NTL's and NMC's
U.S. patents concerning the N2TEC Flotation
Technology and so long thereafter as the N2TEC
Flotation Technology is used to process refractory sulfide gold ore from the Tonkin Springs Mine, provided that USGC would be permitted to prematurely terminate the License Agreement with at least three (3) months prior written notice to NTL, in which case USGC would immediately cease all use of N2TEC Flotation Technology.

(j) The License Agreement would be interpreted construed and governed in accordance with the laws of the State of Colorado, without reference to conflict of laws principles, and all disputes arising from or relating to the License Agreement would be within the exclusive jurisdiction of the state and/or federal courts located within the State of Colorado.

2.2 Exercise Of Option requires that USGC provide to NTL during the Option Period effective written notice that USGC desires to commence good faith negotiations with NTL to pursue agreement between NTL and USGC concerning definitive terms for the License Agreement. Such written notice shall be effective only upon actual receipt by NTL.

2.3 Upon execution of this Agreement, USGC shall pay to NTL the Option Fee.

2.4 NTL represents that it has a good faith interest in nonexclusively licensing USGC to use the N2TEC Flotation Technology to process refractory sulfide gold ore from USGC's Tonkin
Springs Mine and believes that good faith negotiations between NTL and USGC will lead to a definitive agreement for such a license. NTL's only obligation under this Agreement, however, shall be to in good faith enter into and in good faith participate in and pursue the negotiations with USGC during the Negotiation Period as provided in this Agreement. This Agreement grants no rights to USGC to any patents, know-how or other rights of NTL or NMC concerning the N2TEC Flotation
Technology. USGC understands and acknowledges that there is no assurance that final agreement will actually be reached on definitive terms for the License Agreement and that USGC shall have no right to use the N2TEC Flotation Technology unless definitive terms for the License Agreement are finally agreed upon and the License Agreement containing such definitive terms is finalized and duly executed on behalf of both NTL and USGC prior to expiration of the Negotiation Period. Upon expiration of the Negotiation Period, NTL shall have no further obligations under this Agreement.

3.	MISCELLANEOUS.

3.1 USGC shall not assign or otherwise transfer this Agreement, or any portion of this Agreement, without the prior written consent of NTL. NTL shall not assign or otherwise transfer this Agreement, or any portion of this Agreement, without the prior written consent of USGC; provided that NTL can without prior consent of USGC to transfer this Agreement, or any rights or obligations of NTL under this Agreement, to any affiliate(s) of NTL, including without limitation a right by NTL to delegate to any affiliate(s) of NTL any obligation under this Agreement or the License
Agreement.

3.2 Time is of the essence of this Agreement. In particular, USGC understands and acknowledges that NMC is currently in negotiations with another company concerning a possible arrangement whereby
NMC and/or NTL would license rights in the N2TEC
Flotation Technology to the other company and the other company would then be the exclusive source for sublicensing the N2TEC Flotation Technology for use in non-Newmont operations, and in the event that NTL and USGC do not agree to definitive terms for the License Agreement and duly execute the License Agreement during the Negotiation Period, it is possible that NTL would not thereafter have an ability to license the N2TEC Flotation Technology to USGC for use at the Tonkin Springs mine and NTL can provide no assurances to USGC concerning the terms under which a sublicense to the N2TEC
Flotation Technology might then be available from the other company.

3.3 All notices and payments made pursuant to this Agreement shall be delivered to the person/address as provided below, or to such other person/address as a party may hereafter designate in writing to the other party:

If to NTL:  K. Marc LeVier
            Newmont Technical Facility
            10101 E. Dry Creek Road
            Englewood, CO  80112

If to USGC: William Reid
            U.S. Gold Corporation
            2201 Kipling St., Suite 100
            Lakewood, CO  80215-1515

3.4 This Agreement constitutes the entire agreement and understanding of the parties relating to licensing of rights to N2TEC Flotation Technology and this Agreement supercedes all previous communications, proposals, representations and agreements, whether oral or written, relating thereto, provided that a prior Nondisclosure
Agreement between Newmont Gold Company (now NMC) and Tonkin Springs LLC (the Nondisclosure Agreement having been signed on behalf of Tonkin Springs LLC on January 25, 2000 and on behalf of Newmont Gold
Company on February 1, 2000) shall be unaffected by this Agreement, and further provided that USGC, as the sole owner of Tonkin Springs LLC, shall be bound by the terms of that Nondisclosure
Agreement, which Nondisclosure Agreement shall apply to any information disclosed to or otherwise made available to USGC in furtherance of this Agreement, and further provided that NTL shall be an intended beneficiary under such Nondisclosure
Agreement and shall have a full right and authority to enforce any rights of NMC under such Nondisclosure Agreement.

3.5 This Agreement shall be interpreted construed and governed in accordance with the laws of the State of Colorado, without reference to conflict of laws principles. All disputes arising from or relating to this Agreement shall be within the exclusive jurisdiction of the state and/or federal courts located within the State of Colorado, and the parties hereby consent to such exclusive jurisdiction and waive objections to venue therein.

3.6 This Agreement shall be modified only by a writing signed by both parties, referring specifically to this Agreement and setting forth the specific modifications hereto.

3.7 Any headings of the various paragraphs and sections of this Agreement have been inserted for convenience only and shall not be deemed to be made a part of this Agreement.

IN WITNESS WHEREOF, each party hereto acknowledges that the representative named below has the authority to execute this Agreement on behalf of the respective party to form a legally binding contract and has caused this Agreement to be duly executed on its behalf.

Newmont Technologies Limited
Name: Douglas Scott Barr
Title: Vice President
Date: December 18, 2001

U.S. Gold Corporation
By: William W. Reid
Title: President
Date: December 18, 2001


Exhibit 21.	 Subsidiaries of the Company.

Alma Gold Mining Company, a Colorado corporation

Hayden Hills Gold Mining Company, a Colorado corporation

Tonkin Springs Gold Mining Company, a Colorado corporation

Tonkin Springs Venture LP, a Nevada limited partnership

Tonkin Springs LLC, a Delaware limited liability company

White Pine Gold Mining Company, a Colorado corporation

U.S. Environmental Corporation, a Colorado
Corporation


Exhibit 23.1   Consent of Stark Winter Schenkein & Co.,
LLC, to incorporation of their audit report dated March
19, 2002, in the Company's Form S-8

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of U.S. Gold Corporation on
Form S-8, File No. 33-47460 of our report dated March 19,
2002, on our audits of the consolidated balance sheet, and related statements of operations, changes in shareholders equity and cash flows for U.S. Gold
Corporation as of and for the years ended December 31, 2001 and 2000, which report is included in the Annual
Report on Form 10-KSB.

Stark Winter Schenkein & Co., LLC
Certified Public accountants

March 19, 2002
Denver, Colorado